EXHIBIT 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1-800-345-9680

Quipp Announces Improved First Quarter Results

Miami, FL, April 29, 2005 – Quipp, Inc. (Nasdaq: QUIP) reported net income of $129,000 ($0.09 per basic and fully diluted share) for the quarter ended March 31, 2005, reflecting a 41% increase from net income of $91,000 ($0.06 per basic and fully diluted share) during the first quarter of 2004. Revenues for the first three months of 2005 amounted to $8,275,000, compared to $5,789,000 recorded a year ago.

Michael Kady, President and Chief Executive Officer of Quipp, stated: “Revenues during the first quarter of 2005 included approximately $2,700,000 derived from the completion of a large project that contributed only negligible margin during the quarter. Moreover, additional costs related to the project were accrued in prior periods. This contract was negotiated in 2003 when our market was just beginning to show signs of recovery, and pricing competition was very intense on projects of this size. As a result, our anticipated margin based on the contract price fell below Quipp’s traditional expectations. Also, delays in software development increased project costs. On balance, however, we believe that the project was useful to Quipp because it contributed to the coverage of our fixed overhead, and enabled us to retain skilled personnel whose services have been required during a period of continued market recovery.”

Mr. Kady also stated that: “Due to certain project completions during the first three months of 2005, Quipp’s balances of cash and cash equivalents and securities available for sale increased to $9,551,000 at March 31,2005 compared to $8,739,000 as of December 31, 2004 and $8,065,000 at March 31, 2004. Our balance sheet reflects related declines in accounts receivable, inventories and deferred revenues.”

March 31, 2005 backlog totaled $4,128,000 compared to $8,631,000 at December 31, 2004 and $10,857,000 at the end of last year’s first quarter. New orders booked during the first three months of 2005 amounted to $3,690,000 compared to $3,773,000 booked in the first quarter of 2004.

Mr. Kady commented that: “We believe this year’s first quarter customer demand was adversely affected by two factors. First, some customers accelerated purchases planned for early 2005 into the fourth quarter of 2004 in order to take advantage of tax legislation that allowed more rapid depreciation of assets put into service before December 31, 2004. Second, the largest newspaper trade show, NEXPO, was rescheduled from the traditional mid-year date to the end of March. Usually, orders are weaker during the quarter preceding NEXPO as customers delay final purchasing decisions until they can explore the latest technology at the show. While second quarter orders have not improved materially, we are hopeful that orders will increase during the second half of 2005 based on some positive feedback from newspaper people at this year’s show.”

	March 31,
	2005	2004
(000's omitted, except per share data)	(unaudited)	(unaudited)

Net Sales	$8,275	$5,789

Net Income	$129	$91

Basic and diluted earnings per share	$0.09	$0.06

Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures, and installs material handling systems and equipment to facilitate the automated assembly, bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, increases in orders following the NEXPO trade show. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, including unanticipated declines in newspaper advertising revenues; continued delays in capital equipment orders by newspapers after the NEXPO trade show; and competition.